EXHIBIT 99.4



                            VIDEO SENTRY CORPORATION
                               6365 Carlson Drive
                          Eden Prairie, Minnesota 55346




                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                February 6, 1997

                                ----------------

         A Special Meeting of Shareholders of Video Sentry Corporation, a Minnesota corporation ("Video"), will be held starting at 10:00 a.m., local time, on February 6, 1997, at the offices of Winthrop & Weinstine, 3000 Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota (the "Video Meeting"). Attendance at the Video Meeting will be limited to shareholders of record on January 10, 1997, or their proxies, beneficial owners having evidenced ownership on that date, and invited guests of Video.



         The purposes of the meeting are:

                  1. To consider and vote upon a proposal (the "Video Proposal") to approve and adopt an Amended and Restated Agreement and Plan of Reorganization and Merger, dated as of November 27, 1996, as amended by Amendment No. 1 to Amended and Restated Agreement and Plan of Reorganization and Merger, dated as of January 10, 1997 (collectively, the "Merger Agreement"), among Video, Knogo North America Inc., a Delaware corporation ("Knogo"), Sentry Technology Corporation, a
         Delaware corporation ("Sentry"), Viking Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of Sentry ("Video Merger Corp."), and Strip Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Sentry ("Knogo Merger Corp."). The Merger Agreement contemplates, among other things, that (a) Video Merger Corp. will be merged with and into Video, and Knogo Merger Corp. will be merged with and into Knogo, with the result that Video and Knogo each will become wholly-owned subsidiaries of Sentry, (b) each outstanding share of Video common stock, par value $0.01 per share ("Video Common Stock"), will be converted into the right to receive one share of Sentry common stock, par value $0.001 per share ("Sentry Common Stock"), and (c) each outstanding 1.2022 shares of Knogo common stock, par value $0.01 per share, will be converted into the right to receive one share of Sentry Common Stock plus one share of Class A Preferred Stock of Sentry, par value $0.001 per share; and

                  2. To transact such other business as may properly come before the Video Meeting or at any adjournments or postponements thereof.

         The terms of the Video Proposal and the Sentry Common Stock to be issued in connection therewith are described in detail in the accompanying Joint Proxy Statement/Prospectus. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Video Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the Video Meeting.

         Holders of record of shares of Video Common Stock at the close of business on January 10, 1997, the record date for the Video Meeting, are entitled to notice of and to vote at the Video Meeting or at any postponements or adjournments thereof. The affirmative vote of the holders of a majority of the outstanding shares of Video Common Stock is required to approve the Video Proposal.

                                            By Order of the Board of Directors

                                            Ronald W. McClurg
                                            Secretary
Eden Prairie, Minnesota

January 23, 1997

                                    IMPORTANT

         Whether or not you plan to attend the Video Meeting in person, please complete, sign, date and return the enclosed Proxy Card as soon as possible. A return envelope is provided for your convenience. You may revoke your Proxy at any time before it is voted by delivering to the Secretary of Video at 6365 Carlson Drive, Eden Prairie, Minnesota 55346 a signed notice of revocation or a later dated signed Proxy Card or by attending the Video Meeting and voting in person.

           DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.